Exhibit 99.1

Investor Relations & Corporate Communications

Frequently Asked Questions: Proxy Contest

What is a proxy contest?

A proxy contest is an effort by a shareholder, in opposition to a company’s position, to win voting support for a proposal submitted to a shareholder vote at a shareholders meeting. A proxy contest typically relates to the election of the company’s directors submitted to the shareholders for a vote. The vote may be held at a special or annual meeting of the shareholders and is ultimately a contest between the company and the dissident shareholder. The shareholders may vote either in person at the shareholders meeting or by proxy. An eligible shareholder that validly executes a proxy card gives authority to the company or the dissident shareholder to vote his or her shares at the shareholders meeting without being present at the actual meeting.

In this case, Newell Brands, as it does each year, will solicit proxies from its shareholders in support of its director nominees. However, Starboard Value (Starboard) has indicated that it also intends to solicit proxies from Newell Brands shareholders in support of 10 different individuals they have nominated to join our Board of Directors at our 2018 Annual Shareholder Meeting.

How is a proxy contest conducted?

Opposing parties use proxy materials, including a proxy statement, letters, press releases and media appearances to communicate with shareholders and seek to obtain their votes for a particular action. These soliciting materials contain information about the proposal and instructions on how to vote. Proxy soliciting materials must be filed with the Securities and Exchange Commission (SEC).

What is a director nominee?

A director nominee is an individual who may join a company’s Board of Directors, if he or she is elected by the company’s shareholders at its annual meeting. This person may be nominated by the Board or by a shareholder of the company. In the case of this Newell Brands proxy contest, the nine directors receiving the most votes will be elected to the company’s Board of Directors.

Who is Starboard?

Starboard is a hedge fund investor based in New York City. Starboard has made similar announcements at a number of other companies, including AOL, Brinks, Office Depot and Yahoo!

What’s next?

The Newell Brands’ Board and its Nominating/Governance committee will consider the nominations submitted by Starboard and present its own director nominees for election in the company’s definitive proxy statement, which will be filed with the SEC.

For us, it’s business as usual. We remain committed to driving profitable growth and to creating shareholder value, and are confident we have the right strategy and team in place to achieve our goals. In the coming weeks, both parties are expected to make public statements through proxy statements, letters, press releases, and media appearances in support of their director nominees.

What does this mean for employees?

It’s business as usual and we ask that you stay focused on our strategy and transformation. As you know, we recently announced a set of changes that we expect will unlock the full potential of our brands. We remain confident that Newell Brands will emerge a stronger, simpler and faster company better positioned to compete in a dynamic market.

What should I tell others (shareholders, business partners, community members, etc.) who ask me about this?

It’s important that we speak with one voice. Only authorized company spokespersons may speak to shareholders, analysts, members of the media or others regarding the proxy contest. If you receive any inquiries from shareholders, analysts, or members of the media, you should not engage in a conversation and forward them to Nancy O’Donnell (Nancy.odonnell@newellco.com or 201-610-6857).

Should I, or can I, sell Newell Brands stock that I own or exercise Newell Brands stock options?

The decision to buy, hold or sell shares of Newell Brands stock is an individual choice. Unless you’re informed otherwise (e.g., that you’re subject to a “blackout period” or “trading window”), or you possess material “inside”/non-public information, you’re free to do as you wish with your Newell Brands stock.

Who should I speak with if I have additional questions?

If you have questions or need additional resources, please contact Beth Stellato (beth.stellato@newellco.com) or email employee.communications@newellco.com.

Glossary of Terms

BOARD OF DIRECTORS: The Board of Directors is made up of a group of individuals elected to act as representatives of shareholders. The Board makes decisions on major company issues, including strategy, and establishes corporate management policies. The Board is typically made up of directors employed by the company, and a majority of independent directors who work or formerly worked for other organizations, called independent directors.

CORPORATE GOVERNANCE: The system of rules, practices and procedures that govern and direct a company. Corporate governance involves balancing the interests of all stakeholders of the company, including those of shareholders, management, customers, suppliers, financiers and the community. Corporate governance encompasses most spheres of management, including action plans, performance measurement and corporate disclosures. It also incorporates practices to demonstrate good corporate citizenship through environmental awareness and ethical behavior.

BOARD NOMINEE: A nominee is an individual who may join a company’s Board of Directors, if he or she is elected by the company’s shareholders at its annual meeting. This person may be nominated by the Board or by a dissident shareholder of the company.

PROXY: A proxy is a written authorization given by a shareholder for someone else, such as the company’s management or a dissident shareholder running a proxy contest, to cast the shareholder’s vote on his/her behalf at a shareholders meeting. Shareholders provide a proxy by signing, dating and returning a proxy card or completing this process by telephone or online. When properly executed, this proxy card permits shareholders to transmit their votes on corporate matters without needing to attend the actual shareholders meeting. The proxy card includes boxes for shareholders to indicate how they want their shares voted. When someone requests your proxy, they are asking you to give them the right to vote your shares at the shareholders meeting on your behalf. You can instruct the proxyholder how you want your shares voted and the proxyholder is required to cast the vote accordingly.

PROXY CONTEST: A proxy contest occurs when two opposing parties solicit proxies from a company’s shareholders, typically to vote on the election of directors. These proxy solicitations are governed by the SEC proxy rules. Each side uses a different color proxy card. This event is known as a proxy contest, or “proxy fight,” because each party’s goal is to obtain more shareholder proxies than the other party.

PROXY SOLICITATION: An effort by a company or dissident shareholder to obtain shareholders’ support for a particular action by seeking their proxy (e.g. authority to vote on their behalf at an annual or special shareholder meeting).

PROXY STATEMENT: A filing with the SEC that provides information about the company and the topics that will be addressed at the company’s annual or special meeting.

RECORD DATE: Date on which a shareholder must officially own shares in order to be entitled to vote at a company’s annual meeting.

SEC: The Securities and Exchange Commission is a government agency that regulates securities and markets. In a proxy contest, the SEC reviews all filings and public communications to ensure the free and accurate flow of information so shareholders can make informed decisions in investing and voting their shares.

SLATE: A list of proposed nominees for election to a company’s Board of Directors. Shareholders may nominate “full slates” or “short slates.” A full slate seeks to replace the entire Board.

SHAREHOLDER ACTIVISM: Shareholder activism is a way in which shareholders can influence a corporation’s behavior by exercising their rights as owners. Shareholder activism can range from dialogue with management to voicing concerns about a particular issue to formal proposals that are voted on by all shareholders at a company’s annual or special meeting.

Additional Information

In connection with Newell’s 2018 Annual Meeting of Shareholders, Newell Brands will file with the U.S. Securities and Exchange Commission and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell Brands at its website, www.newellbrands.com, or through a request in writing sent to Newell Brands at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel

Participants in Solicitation

Newell Brands and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. Certain information concerning certain of these participants is set forth in Newell Brands definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and Newell Brands Current Reports, dated August 24, 2017 and January 21, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Caution Concerning Forward-Looking Statements

Statements in this FAQ, other than those of historical fact, particularly those anticipating the nature and timing of, and action taken in respect of Starboard’s stated intention to nominate directors for election at Newell Brands’ 2018 Annual Meeting, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. Newell Brands cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at Newell Brands’ 2018 Annual Meeting;

•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	Newell Brands’ dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of Newell Brands’ customers;

•	Newell Brands’ ability to improve productivity, reduce complexity and streamline operations;

•	Newell Brands’ ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to Newell Brands’ substantial indebtedness, potential increases in interest rates or changes in Newell Brands’ credit ratings;

•	Newell Brands’ ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	Newell Brands’ ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products

•	and Newell Brands’ ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to Newell Brands’ foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of Newell Brands’ key information technology systems or related controls;

•	future events that could adversely affect the value of Newell Brands’ assets and require impairment charges;

•	the impact of United States or foreign regulations on Newell Brands’ operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	Newell Brands’ ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to Newell Brands’ pension plans; and

•	other factors listed from time to time in Newell Brands’ filings with the SEC including, but not limited to, Newell Brands’ most recent Annual Report on Form 10-K.

The information contained in this FAQ is as of the date indicated. Newell Brands assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.